Exhibit 99.1

Actuate Reports Second Quarter 2010 Financial Results

Posts 18% Year-Over-Year Increase in License Revenue; BIRT-Related Business up 48% Year-Over-Year; BIRT-Related License Business Up 240% Year-Over-Year

SAN MATEO, Calif.--(BUSINESS WIRE)--August 2, 2010--Actuate Corporation (NASDAQ:ACTU), the people behind BIRT™, today announced financial results for the second quarter of 2010.

Financial and Operational Highlights:

  GAAP revenues of $30.3 million, non-GAAP revenues of $31.3 million;
  Q2 license revenues of $10.0 million, up 18% year-over-year;
  Non-GAAP operating margins of 13%;
  Non-GAAP fully diluted EPS of $0.05;
  $4.9 million in BIRT-related business for Q2; up 48% over the prior year;
  BIRT-related license business up 240% year-over-year;
  Booked transactions greater than $100,000 with 60 customers during Q2, versus 52 in Q1 2010 and 57 a year ago;
  Booked more than 160 BIRT-based transactions in Q2;
  Q2 revenue included two transactions with a license component in excess of $1.0 million.

Tweet this: #Actuate (ACTU) Q2-license revenue: up 18% YOY, #BIRT business: up 48% YOY, BIRT license business: up 240% YOY: http://BIRT.me/Q2_10

“Free BIRT open source downloads led to over one million dollars worth of BIRT business with minimal sales and marketing involvement this quarter,” said Pete Cittadini, President and CEO of Actuate. “BIRT has expanded our OEM channel, taken us into new verticals and broadened our customer base. These trends are impressive, and BIRT is proving to be a cost effective sales channel.”

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the second quarter of 2010 were $30.3 million, compared with $29.5 million in the second quarter of 2009. License revenues for the second quarter of 2010 were $10.0 million, up 18% when compared with $8.5 million in the year-ago quarter. Maintenance revenues for the quarter were $18.0 million, compared with $19.2 million reported in the same quarter last year. Professional services revenues for the second quarter of 2010 totaled $2.3 million, compared with $1.8 million in the second quarter of 2009. On a non-GAAP basis, total revenues for Q2 were $31.3 million. The difference between GAAP and non-GAAP revenue is $1.0 million of revenue that was not recognizable due to the impact of purchase accounting on acquired Xenos revenue contracts.

GAAP operating income was $41,000 for the second quarter of 2010, compared with $4.0 million in the second quarter of 2009. Included in Q2 2010 results was approximately $3.0 million of litigation related expense. GAAP net loss for the second quarter of 2010 was $0.6 million, or $0.01 per share, compared with net income of $2.8 million or $0.06 per share in the second quarter of 2009.

Cash flow from operations was $12.1 million for the first six months of 2010. Cash, cash equivalents and short-term investments totaled $63.6 million on June 30, 2010, down from $68.2 million at March 31, 2010. In Q2 2010, the company repurchased $5.0 million worth of stock.

Non-GAAP net income for the second quarter of 2010 was $2.5 million, or $0.05 per diluted share, compared with non-GAAP net income of $5.0 million, or $0.10 per diluted share in the second quarter of 2009. Non-GAAP operating margin for the second quarter of 2010 was 13%, compared with 22% for the prior year.

Second Quarter 2010 Business Highlights

  Over 30,000 registrations on BIRT Exchange through the end of Q2 2010;
  Xenos Axess, the first offering to come from the acquisition of Xenos, became generally available;
  The BIRT Exchange Marketplace now houses 66 applications, half of which have been contributed by third parties;
  Launched the Actuate Healthcare Management Reference application, providing predefined Healthcare Management business rules;
  Actuate customer and application performance management specialist, Ymor, highlighted the power and flexibility of its BIRT data analysis and reporting platform by extending its capabilities to the iPhone and iPad;
  City of Dallas goes live with Actuate to allow the public to track American Recovery and Reinvestment Act (ARRA) funded projects and funds;
  Launched Map It, Flash Maps and Map Intelligence, a collection of apps for developers to extend BIRT to any geospatial mapping application to create rich data visualizations.

During the second quarter, Actuate received significant new and repeat business from, among others: Macquarie Group Limited, Infor Global Solutions, Callidus Software Inc., CyberSource Corporation, Chep Australia Limited, TASC (Total Administrative Services Corporation) PayPal, Inc., American Suzuki Motor Corporation, Presbyterian Healthcare Services, Brewin Dolphin Holdings PLC, North Star BlueScope Steel LLC, Daimler AG, Emptoris, Inc., Xlsoft Corporation, UBS AG Hong Kong, Chemware Inc, Sempra Commodities, Computer Associates, The Hartford and St. James Place Wealth Management.

Conference Call Information

Actuate will be holding a conference call at 5:00 p.m. Eastern Time, today, August 2nd, 2010 to further discuss these results. The dial-in number for the call is 1-877-407-8035 (+1 201-689-8035 for international participants) and the conference ID is #353667. The conference call and presentation will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for 30 days thereafter.

Actuate – the people behind BIRT

Actuate founded and continues to co-lead the Eclipse BIRT open source project. BIRT is the premier development environment for Rich Information Applications that present data in compelling and interactive ways via the web on any device. Actuate and its people are dedicated to making BIRT the best environment for our customers to develop Web 2.0 applications that drive revenue through higher customer satisfaction/loyalty and improve operational performance. The people of Actuate continually participate in and provide resources for the vibrant open source community that has emerged around BIRT. Anybody can participate in the BIRT movement by visiting www.birt-exchange.com.

Actuate offers value-add BIRT products and services that speed the development process and bring additional functionality, interactivity and enterprise scalability to BIRT-based Rich Information Applications. Actuate has over 4,400 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information, visit the company's web site at www.actuate.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, restructuring charges, equity plan-related compensation expenses, acquisition related expenses, and other charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Xenos revenue contracts. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Acquisition related costs are costs incurred in concluding our acquisition of Xenos Group, Inc. The acquisition was closed in February 2010. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company’s acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company’s core operations in the ordinary course and are not included in our annual operating plan and related budget.

e) The deferred revenue adjustment relates to our acquisition of Xenos Group, Inc, which was concluded in February 2010. In accordance with the fair value provisions of Accounting Standards Codification (“ASC”) 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.1 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 20%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$63,600	$75,531
Accounts receivable, net	19,998	33,176
Other current assets	5,995	5,667
Total current assets	89,593	114,374
Property and equipment, net	3,610	3,786
Goodwill and other intangibles, net	63,596	37,014
Other assets	16,208	14,590
	$173,007	$169,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,008	$1,372
Restructuring liabilities	2,686	2,796
Accrued compensation	4,995	4,918
Other accrued liabilities	6,293	5,330
Income taxes payable	-	845
Deferred revenue	41,911	44,999
Total current liabilities	57,893	60,260

Long term liabilities:
Notes payable	40,000	30,000
Other deferred liabilities	585	769
Deferred revenue	1,130	1,288
Tax liabilities	672	806
Restructuring liabilities	-	622
Total long term liabilities	42,387	33,485

Stockholders' equity & non-controlling interest	72,727	76,019
	$173,007	$169,764

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
License fees	$10,030	$8,534	$19,622	$17,287
Maintenance	17,962	19,178	35,960	37,549
Professional services	2,298	1,829	3,782	3,961
Total revenues	30,290	29,541	59,364	58,797

Costs and expenses:
Cost of license	498	236	938	436
Cost of services	5,099	4,793	9,626	9,533
Sales and marketing	10,177	10,492	19,701	21,202
Research and development	6,348	5,208	12,270	10,258
General and administrative	7,389	4,557	14,372	9,632
Amortization of other intangibles	461	170	822	340
Restructuring charges	277	70	664	111
Total costs and expenses	30,249	25,526	58,393	51,512
Income from operations	41	4,015	971	7,285
Interest income and other income/(expense), net	(382)	112	(885)	584
Interest expense	(455)	(355)	(872)	(710)
Income (loss) before income taxes	(796)	3,772	(786)	7,159
Provision for (benefit from) income taxes	(202)	972	(1,751)	1,556
Net income (loss)	(594)	2,800	965	5,603
Basic net income (loss) per share	$(0.01)	$0.06	$0.02	$0.13
Shares used in basic per share calculation	44,947	45,030	45,171	44,745
Diluted net income (loss) per share	$(0.01)	$0.06	$0.02	$0.11
Shares used in diluted per share calculation	44,947	49,235	49,481	48,779

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
Revenue reconciliation:	June 30,		(a)	June 30,		(a)
	2010	2009	Notes	2010	2009	Notes
GAAP revenue	$30,290	$29,541		$59,364	$58,797
Non-GAAP adjustments:
Deferred revenue adjustment - Xenos	1,037	-	(g)	2,060	-	(g)
Non-GAAP revenues	$31,327	$29,541		$61,424	$58,797

	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
Operating expense reconciliation:	2010	2009	Notes	2010	2009	Notes

GAAP operating expenses	$30,249	$25,526		$58,393	$51,512
Non-GAAP adjustments:
Amortization of purchased technology	(328)	(55)	(b)	(566)	(110)	(b)
Amortization of other intangibles	(461)	(170)	(c)	(822)	(340)	(c)
Stock-based compensation expense	(1,552)	(2,158)	(d)	(2,996)	(3,763)	(d)
Restructuring charges	(277)	(70)	(e)	(664)	(111)	(e)
Acquisition related costs	(228)	-	(f)	(635)	-	(f)
Non-GAAP operating expenses	$27,403	$23,073		$52,710	$47,188

	Three Months Ended			Six Months Ended
Operating income reconciliation	June 30,		(a)	June 30,		(a)
	2010	2009	Notes	2010	2009	Notes
Non-GAAP revenues	$31,327	$29,541		$61,424	$58,797
Non-GAAP operating expenses	(27,403)	(23,073)		(52,710)	(47,188)
Non-GAAP operating income	$3,924	$6,468		$8,714	$11,609

	Three Months Ended			Six Months Ended
Net income (loss) reconciliation:	June 30,		(a)	June 30,		(a)
	2010	2009	Notes	2010	2009	Notes
GAAP income (loss) before income taxes	$(796)	$3,772		$(786)	$7,159
Non-GAAP adjustments:
Amortization of purchased technology	328	55	(b)	566	110	(b)
Amortization of other intangibles	461	170	(c)	822	340	(c)
Stock-based compensation expense	1,552	2,158	(d)	2,996	3,763	(d)
Restructuring charges	277	70	(e)	664	111	(e)
Acquisition related costs	228	-	(f)	635	-	(f)
Deferred revenue adjustment - Xenos	1,037	-	(g)	2,060	-	(g)
Non-GAAP income before income taxes	3,087	6,225		6,957	11,483
Non-GAAP tax provision	617	1,245	(h)	1,391	2,297	(h)
Non-GAAP net income	2,470	4,980		5,566	9,186
Basic non-GAAP net income per share	$0.05	$0.11		$0.12	$0.21
Shares used in basic per share calculation	44,947	45,030		45,171	44,745
Diluted non-GAAP net income per share	$0.05	$0.10		$0.11	$0.19
Shares used in diluted per share calculation	49,457	49,290	(i)	49,944	48,819	(i)

(a) These tables contain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Xenos acquisition transaction in February 2010 and Performancesoft acquisition transaction in January 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method. Actuate adopted the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended June 30, 2010, stock-based expense included approximately (in thousands): $297, $282, $287, and $686, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the second quarter of 2010 primarily consist of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in April 2010. The restructuring expense for the second quarter of 2009 was primarily related to the closure of various office facilities in North America and costs related to the termination of European employees in connection with the previous closure of our European operations.

(f) Costs associated with the acquisition of Xenos Group Inc.

(g) The deferred revenue adjustment relates to our acquisition of Xenos, Inc, which was concluded in February of 2010. In accordance with the fair value provisions of Accounting Codification Standards ("ASC") 805, Business Combinations, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.1 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 20%.

(i) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
Operating activities	2010	2009
Net income	$965	$5,603
Adjustments to reconcile net income to net cash from operating activities:
Stock based compensation expense related to stock options and employee stock purchase plan	2,996	3,763
Tax benefits from stock-based compensation	(500)	(1,220)
Amortization of other purchased intangibles	1,388	450
Amortization of debt issuance cost	143	140
Depreciation	948	1,108
Gain on Auction Rate Securities (ARS)	(952)	(788)
Loss on fair value of put option	939	734
Accretion of discount on short-term debt securities	89	170
Change in valuation allowance on deferred tax assets	(1,652)	(575)
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	14,935	9,688
Other current assets	3,201	(242)
Accounts payable	(950)	(681)
Accrued compensation	(371)	(59)
Other accrued liabilities	(3,161)	(907)
Deferred tax assets	355	(8)
Deferred tax liabilities	(24)	-
Income tax receivable	333	(577)
Income tax payable	(789)	1,615
Other deferred liabilities	(184)	(155)
Restructuring liabilities	(872)	(1,739)
Deferred revenue	(4,777)	(3,248)
Net cash provided by operating activities	12,060	13,072

Investing activities
Purchases of property and equipment	(462)	(662)
Release of restricted cash	-	229
Proceeds from maturity of investments	12,588	8,053
Purchases of short-term investments	(15,274)	(10,783)
Acquisition of Xenos Group Inc., net of cash acquired	(27,343)	-
Proceeds from security deposit	-	10
Net change in other non-current assets	(237)	(28)
Net cash used in investing activities	(30,728)	(3,181)

Financing activities
Proceeds from the credit facility, net of issuance cost	9,986	-
Tax benefit from exercise of stock options	500	1,220
Proceeds from issuance of common stock	2,960	2,797
Stock repurchases	(9,999)	(258)
Net cash provided by financing activities	3,447	3,759
Net increase (decrease) in cash and cash equivalents	(15,221)	13,650
Effects of exchange rates on cash and cash equivalents	(496)	66
Cash and cash equivalents at the beginning of the period	53,173	24,772
Cash and cash equivalents at the end of the period	$37,456	$38,488

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application, performance management, and print stream software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the Xenos Group Inc. acquisition) on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2009 Annual Report on Form 10-K filed on March 10, 2010.

Copyright © 2010 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

CONTACT:
Actuate Corporation
Karen Haus, 650-645-3555
ir@actuate.com